Exhibit 21

Subsidiaries of Gold Crest Mines, Inc.

Kisa Gold Mining, Inc., an Alaska Corporation, is a wholly-owned subsidiary of Gold Crest Mines, Inc.

Niagara Mining and Development Company, Inc., an Idaho Corporation, is a wholly-owned subsidiary of Gold Crest Mines, Inc.